Ex-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

January 25, 2008

Delaware Equity Funds IV
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of certain series of Delaware Group Equity Funds IV (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period February 1, 2008 through January 31, 2009.

Fund	Class	12b-1 Cap
Delaware Large Cap Growth Fund	Class A	0.25%
	Class R	0.50%
Delaware Growth Opportunities Fund	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Phillip N. Russo

	Name:	Phillip N. Russo
	Title:	Executive Vice President
	Date:	January 25, 2008

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds IV

By:	/s/ Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	January 25, 2008